As filed with the Securities and Exchange Commission on May 17, 2024

Registration No. 333-268472

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Labcorp Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	99-2588107
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

358 South Main Street

Burlington, North Carolina 27215

(336) 229-1127

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sandra D. van der Vaart

Executive Vice President, Chief Legal Officer

Labcorp Holdings Inc.

358 South Main Street

Burlington, North Carolina 27215

(Name and address of agent for service)

Copies to:

William I. Intner

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-268472) filed with the Securities and Exchange Commission on November 18, 2022 (the “Registration Statement”), is being filed to deregister all securities that were registered for issuance on the Registration Statement and remain unsold thereunder.

On May 17, 2024, Laboratory Corporation of America Holdings (“Labcorp”) completed a holding company reorganization (the “Reorganization”), whereby Labcorp became a wholly owned subsidiary of Labcorp Holdings Inc., a Delaware corporation (“LHI”). The Reorganization was completed pursuant to an Agreement and Plan of Merger, dated May 17, 2024 (the “Merger Agreement”), among Labcorp, LHI and Radiance Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of LHI (“Merger Sub”). In accordance with the Merger Agreement, the Reorganization was implemented pursuant to Section 251(g) of the Delaware General Corporation Law by the merger of Merger Sub with Labcorp, with Labcorp surviving the merger as a direct, wholly owned subsidiary of LHI (the “Merger”). At the effective time of the Merger, each outstanding share of the Labcorp’s common stock, par value $0.10 per share (“Labcorp Common Stock”) was automatically converted in the Merger into one share of LHI’s common stock, par value $0.10 per share, evidencing the same proportional interests in LHI and having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of Labcorp Common Stock immediately prior to the Merger. LHI is deemed to be the successor issuer of Labcorp under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended.

In connection with the Reorganization, and as a result of the Merger, Labcorp terminated all offers and sales of its securities registered for issuance on the Registration Statement that remained unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on May 17, 2024.

LABCORP HOLDINGS INC.

By:	/s/ Sandra D. van der Vaart
Sandra D. van der Vaart Executive Vice President, Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.